UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2007 (October 12, 2007)

CDW CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Illinois	0-21796	36-3310735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 N. Milwaukee Ave., Vernon Hills, Illinois 60061

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a – 12)

☐	Pre-commencement communications pursuant to Rule 14d – 2(b) under the Exchange Act (17 CFR 240.14d(b))

☐	Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e –4(c))

Introductory Note

On October 12, 2007 (the “Closing Date”), all of the outstanding common stock of CDW Corporation (“CDW” or the “Company”) was acquired (the “Acquisition”) by VH Holdings, Inc. (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of May 29, 2007 (the “Merger Agreement”), among CDW, Parent and VH MergerSub, Inc. (“Merger Sub”). Parent is indirectly controlled by investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”) and Providence Equity Partners Inc. (“Providence Equity” and, together with Madison Dearborn, the “Equity Sponsors”).

In connection with the Acquisition, Merger Sub was merged (the “Merger”) with and into CDW, with CDW as the surviving corporation. Upon the consummation of the Merger, each issued and outstanding share of CDW common stock, other than shares owned by CDW and held in its treasury or by any wholly owned subsidiary of CDW and shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, was converted into the right to receive $87.75 in cash (the “Merger Consideration”).

Equity contributions totaling $2,403.1 million from the Equity Sponsors and certain members of management and other co-investors were used, together with proceeds from the debt financings described in Item 1.01 below, to finance the aggregate Merger Consideration, to make payments in satisfaction of other equity-based interests in CDW under the Merger Agreement and to pay related transaction fees and expenses.

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Facilities

On the Closing Date, the Company entered into four new credit facilities: (i) a five-year $800 million senior secured asset-based revolving credit loan (the “Revolving Loan”); (ii) a seven-year $2,200 million senior secured term loan (the “Term Loan”); (iii) a $1,040 million senior bridge loan (the “Senior Bridge Loan”); and (iv) a $940 million senior subordinated bridge loan (the “Senior Subordinated Bridge Loan” and, together with the Senior Bridge Loan, the “Bridge Loans”).

The terms of the new credit facilities are set forth in four separate agreements, as follows: (i) the Revolving Loan Credit Agreement, dated as of October 12, 2007, by and among Merger Sub, the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A. (“JPM”), as Administrative Agent; (ii) the Term Loan Agreement, dated as of October 12, 2007, among Merger Sub, the Company, the Lenders party thereto and Lehman Commercial Paper Inc., as Administrative Agent and Collateral Agent; (iii) the Senior Bridge Loan Agreement, dated as of October 12, 2007, among Merger Sub, Parent, the Subsidiary Guarantors party thereto, JPM, as Administrative Agent, and the other Lenders party thereto; and (iv) the Senior Subordinated Bridge Loan Agreement, dated as of October 12, 2007, among Merger Sub, Parent, the Subsidiary Guarantors party thereto, JPM, as Administrative Agent, and the other Lenders party thereto.

Amounts outstanding under the Revolving Loan and Term Loan bear interest at a rate equal to the applicable margin plus either (x) the alternate base rate, or (y) the LIBO rate determined by reference to the costs of funds for deposits for the relevant interest period. The “alternate base rate” means a rate per annum equal to the greater of (a) the prime rate in effect on such day and (b) the federal funds rate in effect plus 50 basis points. There is no mandatory amortization of the Revolving Loan, though borrowings thereunder must not exceed a borrowing base. Amounts outstanding under the Senior Bridge Loan bear interest at a rate per annum equal to the applicable margin plus (x) with respect to any loan on which the Company is required, or elects, to pay cash interest, the Eurocurrency rate then in effect and (y) with respect to any loan on which the Company elects to pay PIK interest, the Eurocurrency rate then in effect plus the PIK margin of 0.75% per annum. Amounts outstanding under the Senior Subordinated Bridge Loan bear interest at a rate per annum equal to the applicable margin plus the Eurocurrency rate then in effect. Interest on the Senior Bridge Loan increases 50 basis points after six months and an additional 50 basis points after nine months; provided, however, that the interest rate cannot exceed 10.25% per annum with respect to the borrowings for which the Company is required to pay cash interest and 10.625% per annum with respect to the borrowings for which the Company may elect to pay cash interest or PIK interest, plus the PIK margin of 0.75% per annum for any period in which the Company elects to pay PIK interest. Interest on the Senior Subordinated Bridge Loan increases 50 basis points after six months and an additional 50 basis points after nine months; provided, however, that the interest rate cannot exceed 11.75% per annum.

Obligations under the Revolving Loan and Term Loan are secured by substantially all of CDW’s and its subsidiaries’ assets, subject to an intercreditor agreement providing generally that: (i) inventory and receivables of CDW and its domestic subsidiaries and certain of their deposit and securities accounts are pledged to support obligations under the Revolving Loan prior to obligations under the Term Loan; and (ii) all other assets of CDW and its domestic subsidiaries are pledged to support obligations under the Term Loan prior to obligations under the Revolving Loan. In addition to the obligations described above, CDW is subject to various affirmative and negative covenants and reporting obligations under the four new credit facilities. These include, among others, limitations on indebtedness, liens, investments, fundamental changes, assets sales, affiliate transactions and the payment of dividends. CDW has also agreed, among other things, to maintain its properties and existence, comply with laws, maintain records, allow inspection by the lenders and comply with its contractual obligations, subject to specified exceptions. Events of default under the new credit facilities include non-payment of amounts due to the lenders, violation of covenants, defaults under other material indebtedness, judgments and specified insolvency-related events, subject to, in certain instances, specified thresholds, cure periods and exceptions. The obligations under the new credit facilities are guaranteed by Parent and each of CDW’s domestic subsidiaries.

In the event the Bridge Loans remain outstanding for more than one year, they automatically convert into extended loans one year after the Closing Date (the “Conversion Date”). The extended loans relating to the Senior Bridge Loan mature eight years from the Closing Date, and the extended loans relating to the Senior Subordinated Bridge Loan mature ten years from the Closing Date. In addition to the interest payments described above, after the Conversion Date, the Bridge Loans are subject to the payment of an additional interest factor of 0.50% per annum, which factor increases every three months by an additional 0.50% per annum; provided, however, that the aggregate interest rate on the Bridge Loans shall not exceed the interest rate limits described above. Lenders under the Bridge Loans may exchange their extended loans for senior notes and senior subordinated notes, as the case may be, pursuant to indentures having generally the same terms as the Bridge Loans.

Management Services Agreement

Upon closing of the Merger, CDW also entered into a management services agreement with the Equity Sponsors pursuant to which the Equity Sponsors will provide CDW with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors will receive an aggregate annual management fee of $5,000,000 and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement includes customary indemnification provisions in favor of the Equity Sponsors. The management services agreement will remain in effect until the date on which none of the Equity Sponsors or their respective affiliates hold directly or indirectly any equity securities of CDW or its successors.

Employment Agreement with John A. Edwardson

On the Closing Date, and in connection with the consummation of the Merger, the Company entered into an Employment Agreement with John A. Edwardson, the President and Chief Executive Officer of the Company (the “Employment Agreement”). The agreement is for a term of five years, with automatic one-year renewals unless either Mr. Edwardson or the Company gives notice of non-renewal within 90 days prior to the end of the initial five-year term or any subsequent one-year term.

During the term of the Employment Agreement, the Company will pay Mr. Edwardson a base salary of $760,000 per year. This salary will be reviewed, and may be increased (but not decreased), annually by the compensation committee of the board of directors. Mr. Edwardson is also eligible for an annual bonus based on the achievement of targeted performance objectives established by the compensation committee of the board of directors. The Employment Agreement provides for a target annual bonus equal to $1,000,000 for the 2007 fiscal year and not less than $1,000,000 per year during the term of the Employment Agreement. In addition, Mr. Edwardson is entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company and to expense reimbursement. Mr. Edwardson was also granted 54,541.03 Class B Common Units of CDW Holdings LLC (“Holdings”) on terms and conditions set forth in a Class B Common Unit Grant Agreement.

In the event Mr. Edwardson’s employment is terminated due to his death or disability, Mr. Edwardson or his estate, as the case may be, will be entitled to receive accrued base salary, any earned but unpaid annual bonus for the prior fiscal year, a prorated portion of the target annual bonus for the current fiscal year and other employee benefits to which Mr. Edwardson was entitled on the date of termination. If Mr. Edwardson’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) or by Mr. Edwardson for Good Reason (as defined in the Employment Agreement), Mr. Edwardson will be entitled to receive the amounts set forth in the previous sentence plus a lump sum cash payment equal to either (i) three times the sum of Mr. Edwardson’s base salary plus the average of his annual bonus for the three fiscal years prior to the date of termination of employment, if Mr. Edwardson’s employment is terminated on or before October 12, 2009, or (ii) two times the sum of Mr. Edwardson’s base salary plus the average of his annual bonus for the three fiscal years prior to the date of termination of employment, if Mr. Edwardson’s employment is terminated after October 12, 2009.

If Mr. Edwardson’s employment with the Company is terminated by the Company for Cause at any time during the term of the Employment Agreement, then Mr. Edwardson will be entitled to receive accrued base salary, earned but unpaid annual bonus for the prior fiscal year and other employee benefits to which Mr. Edwardson was entitled on the date of termination.

In certain circumstances as set forth in the Employment Agreement, if the Company makes payments to or for the benefit of Mr. Edwardson that would subject Mr. Edwardson to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Edwardson would be entitled to receive a “gross-up” payment, unless his net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Edwardson from, among other things, becoming employed by a competitor of the Company for a period of two years following termination for any reason.

Mr. Edwardson also agreed to certain other covenants regarding confidentiality and intellectual property of the Company.

Compensation Protection Agreements

On the Closing Date, and in connection with the consummation of the Merger, certain executives of the Company entered into Compensation Protection Agreements with the Company which supersede and replace the Compensation Protection Plan and Transitional Compensation Agreements previously entered into by such executives with the Company.

If an executive’s employment with the Company is terminated by the Company without Cause (as defined in the Compensation Protection Agreement) or by the executive for Good Reason (as defined in the Compensation Protection Agreement), the executive will be entitled to receive accrued base salary, any earned but unpaid annual bonus for the prior fiscal year, a prorated annual bonus for the current year and other employee benefits to which such executive was entitled on the date of termination. In addition, the executive will be entitled to receive a lump sum cash payment equal to either (i) two and one-half times the sum of the executive’s base salary plus the higher of the target annual bonus for the current fiscal year or the average of his or her annual bonus for the three fiscal years prior to the date of termination of employment, plus continuation of other employee benefits for two years, if the executive’s employment is terminated on or before October 12, 2009, or (ii) the continuation of base salary and employee benefits for two years and two times the executive’s actual earned bonus for the fiscal year in which the termination of employment occurs, if the executive’s employment is terminated after October 12, 2009.

If an executive’s employment with the Company is terminated by the Company for Cause or the executive resigns without Good Reason at any time during the term of his or her Compensation Protection Agreement, then such executive will be entitled to receive accrued base salary, any earned but unpaid annual bonus for the prior fiscal year and other employee benefits to which such executive was entitled on the date of termination.

In certain circumstances as set forth in each Compensation Protection Agreement, if the Company makes payments to or for the benefit of the executive that would subject such executive to the excise tax imposed by Section 4999 of the Internal Revenue Code, such executive would be entitled to receive a “gross-up” payment, unless his or her net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, in connection with the consummation of the Merger, CDW terminated the employment agreement dated as of January 28, 2001 by and between CDW and John A. Edwardson.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning CDW’s direct financial obligations is hereby incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger, CDW notified NASDAQ on the Closing Date that shares of common stock of the Company were generally converted into the right to receive $87.75, without interest, and requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that the shares of common stock of the Company are no longer traded on NASDAQ.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained in the Introductory Note regarding the rights of holders of the Company’s common stock to receive the Merger Consideration and the information contained in Item 5.03 regarding the amendment of the Company’s articles of incorporation is hereby incorporated by reference.

Item 5.01.	Changes in Control of Registrant.

On the Closing Date, CDW completed the Merger with Merger Sub and the other transactions contemplated by the Merger Agreement, which resulted in CDW becoming a wholly-owned subsidiary of Parent. Pursuant to the Merger, CDW shareholders (other than shares owned by CDW and held in its treasury or by any wholly owned subsidiary of CDW and shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent) are entitled to receive $87.75 in cash, without interest, for each share of CDW common stock that they own. Upon the consummation of the Merger, all of the outstanding capital stock of Parent was owned by Holdings, which is owned by Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., Providence Equity Partners VI, L.P., Providence Equity Partners VI-A, L.P., two limited partnerships created by the Equity Sponsors to facilitate an investment in CDW and certain members of management.

The information contained in the Introductory Note and Item 1.01 concerning the change in control of CDW is hereby incorporated herein by reference. On the Closing Date, CDW issued a press release announcing the consummation of the Merger, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon consummation of the Merger, each of Michelle L. Collins, Casey G. Cowell, Daniel S. Goldin, Thomas J. Hansen, Donald P. Jacobs, Stephan A. James, Michael P. Krasny, Terry L. Lengfelder, Susan D. Wellington and Brian E. Williams resigned from the board of directors of the Company effective upon the Closing Date. John A. Edwardson, who will continue to serve as Chief Executive Officer of the Company, did not resign from the board of directors. The Company’s new board of directors consists of the following individuals: Mr. Edwardson, Benjamin D. Chereskin, Glenn M. Creamer, Michael J. Dominguez and George A. Peinado.

Set forth below is certain biographical information with respect to the new directors of the Company:

Benjamin D. Chereskin is a Managing Director of Madison Dearborn and co-founded the firm in 1993. Prior to the founding of Madison Dearborn, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Cinemark, Inc., Tuesday Morning Corporation and the University of Chicago Laboratory School. Mr. Chereskin received his undergraduate degree from Harvard College and a Master of Business Administration degree from Harvard Graduate School of Business Administration.

Glenn M. Creamer is a Senior Managing Director of Providence Equity. Prior to the founding of Providence Equity in 1989, Mr. Creamer was a Vice President of Narragansett Capital, which he joined in 1988. Mr. Creamer has also worked in investment banking at Merrill Lynch and JP Morgan. Mr. Creamer currently is a director of Medical Media Holdings and Telcordia Technologies. Mr. Creamer received his undergraduate degree from Brown University and a Master of Business Administration degree from Harvard Business School.

Michael J. Dominguez is a Managing Director of Providence Equity. Prior to joining Providence Equity in 1998, Mr. Dominguez worked for Salomon Smith Barney in corporate finance. Previously, Mr. Dominguez held positions with Morgan Stanley and was a senior consultant at Andersen Consulting. Currently, Mr. Dominquez also serves on the Board of Directors of Bresnan Communications, Freedom Communications and Metro-Goldwyn-Mayer. Mr. Dominguez received a Bachelor of Arts degree from Bucknell University and a Master of Business Administration degree from Harvard Business School.

George A. Peinado is a Managing Director of Madison Dearborn and joined the firm in 2004. Prior to joining Madison Dearborn, Mr. Peinado was with DLJ Merchant Banking Partners and Morgan Stanley & Co. Mr. Peinado currently serves on the Board of Directors of BF Bolthouse Holdco LLC, Pierre Holding Corp. and The Yankee Candle Company, Inc. Mr. Peinado received a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from The Tuck School at Dartmouth College.

The information contained in Item 1.01 regarding Mr. Edwardson’s employment agreement is hereby incorporated by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, in connection with the consummation of the Merger, CDW amended its articles of incorporation in accordance with the Merger Agreement. A copy of the Company’s Restated Articles of Incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Restated Articles of Incorporation of CDW Corporation, effective as of October 12, 2007

99.1	Press release dated October 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2007	CDW CORPORATION

	By:	/s/ Christine A. Leahy
Christine A. Leahy
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Articles of Incorporation of CDW Corporation, effective as of October 12, 2007

99.1	Press release dated October 12, 2007